Exhibit 99.1

Media Contact: Rebecca Marsh

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@merchantsbankofindiana.com

Investor Contact: John Macke

Merchants Bancorp

Phone: (317) 536-7421

Email: jmacke@merchantsbankofindiana.com

PRESS RELEASE

Merchants Bancorp Increases Quarterly Cash Dividend

For Release February 21, 2019

CARMEL, Indiana — Merchants Bancorp (“Merchants”) (Nasdaq: MBIN), parent company and registered bank holding company of Merchants Bank of Indiana (“Merchants Bank”), today announced that the Board of Directors declared a quarterly cash dividend for the first quarter of 2019 of $0.07 per share on the Company’s outstanding shares of common stock, a 17% increase compared with the fourth quarter of 2018.  The dividend is payable April 1, 2019, to shareholders of record on March 15, 2019.

ABOUT MERCHANTS BANCORP

Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple lines of business, including Federal Housing Administration (“FHA”) multi-family housing and healthcare facility financing and servicing, mortgage warehouse financing, retail and correspondent residential mortgage banking, agricultural lending and traditional community banking.  Merchants Bancorp, with $3.9 billion in assets and $3.2 billion in deposits as of December 31, 2018, conducts its business through its direct and indirect subsidiaries, Merchants Bank of Indiana, Merchants Capital Corporation, Farmers-Merchants Bank of Illinois, Merchants Capital Servicing LLC, and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbankofindiana.com.